LOAN AGREEMENT

AMENDMENT

April 7, 2005

Between:

George Liszicasz, an individual residing in the City of Calgary, in the province of Alberta, (hereafter the “Lender”)

and

Energy Exploration Technologies Inc., a corporation duly incorporated pursuant to the laws of the province of Alberta, with an office in the City of Calgary (the “Borrower”)

WHEREAS the Lender desires to lend to the Borrower, and the Borrower desires to borrow from the Lender, the sum of US $250,000 cdn;

NOW THEREFORE the parties agree as follows:

That the clauses 3.4 Pledge and Hypothecation of SFD Survey Equipment and 3.5 First Charge have been removed from the Loan Agreement dated November 3, 2004.

All other terms and conditions of the original agreements will remain in force.

SIGNED at the City of Calgary in the Province of Alberta this 7th day of April, 2005.

Energy Exploration Technologies Inc.

Mr. George Liszicasz

per:

/s/ Jarmila Manasek

per:

/s/ George Liszicasz

Jarmila Manasek

George Liszicasz